Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119 July 9, 2013 iPath ® Exchange Traded Notes (ETNs)

iPath
®
ETNs
Differences and Similarities between ETNs and Exchange Traded Funds (ETFs)
Both ETNs and ETFs provide investors with access to the returns of various market benchmarks. However, ETNs are senior, unsecured debt securities issued by
Barclays Bank PLC, whereas ETFs are typically registered investment companies and are collateralized by an underlying portfolio of securities
* With short sales, an investor faces the potential for unlimited losses as the security’s price rises.
ETNs ETFs
Liquidity Daily on exchange Daily on exchange
Registration Securities Act of 1933 Investment Company Act of 1940
Recourse Issuer credit Portfolio of securities
Principal Risk Market and Issuer Risk Market Risk
Institutional size redemption Daily to the issuer Daily via custodian
Short sales* Yes, on an uptick or a downtick Yes, on an uptick or a downtick

XVZ:
Question:

Source: Bloomberg, 1/29/2009 - 4/30/2013.
0%
20%
40%
60%
80%
100%
120%
VXX
VXZ
Can we construct a dynamic strategy that provides positive performance during times of equity volatility that has enhanced features compared to VXZ or VXX?
One potential answer:
Begin with a core position of VXZ held in all market circumstances
During “normal” times of  low or decreasing volatility: target an enhanced performance via a short position in VXX
During “stressful” times of high or increasing volatility:  target a high reactivity by switching to a long position in VXX
Disclaimer:
With short sales, in investor faces the potential for unlimited losses as the security’s price rises.
You should not rely on historical information. Such
historical information is not indicative of future performance. For current iPath ETN performance, please visit www.iPathETN.com
Hedging…can we do better?
Jul-11 Jan-12 Jan-09 Jul-09 Jan-10 Jul-10 Jan-11 Jul-12 Jan-13

XVZ:
70%
-30%
80%
-20%
100%
75%
25%
50%
50%
Short-term
VIX futures
Medium-term
VIX futures
I. Strong
Contango
II. Weak
Contango
III. Weak
Backwardation
IV.
Backwardation
V. Strong
Backwardation
Ratio: <0.9
0.9-1.0 1.0-1.05
1.05-1.15 >1.15
Contango Backwardation
FOR ILLUSTRATIVE PURPOSES ONLY
The S&P 500 Dynamic VIX Futures    Index is designed to offer efficient exposure via a dynamic investment in volatility
Uses the volatility term structure ratio to determine whether to be long or short
Ratio of 1-month / 3-month Implied volatilities (VIX   Index /VXV  Index)
S&P 500 Dynamic VIX Futures    Index aims to have:
reduced “roll cost” during normal or low volatility regimes (contango)
increased exposure to VIX  Index only when volatility is at elevated levels (backwardation)*

Dynamic VIX
TM
TM
®
®
® ®
®
* There can be no assurance that the index will accurately predict the market volatility over time. As a result, if the index fails to accurately predict trends of volatility, it may not be successful in correctly allocating between Short-term VIX futures and Medium-term VIX futures. See “Disclaimer” for more information

IMLP:
Key Facts
iPath S&P MLP Exchange Traded Notes:
Listed on NYSE Arca (ticker: IMLP)
Tracks the S&P MLP Index
Offers exposure to leading US public partnerships focused on energy and utilities
Yearly fee: 0.80%
Designed to pay quarterly coupons
Daily redemption to Barclays Bank PLC as issuer
Your broker is expected to issue a form 1099 with respect to the ETNs, not a Form K-1

1. The daily fee value on any calendar day is equal to (1) the ETN Current Value on such calendar day times (2) 0.80% divided by (3) 365.  Because the daily fee value is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.80% per year.
2. Comprised of the distributions that would be received by a hypothetical holder of the shares in the Index, minus accrued fees. See relevant prospectus.
3. Subject to minimum size of 50,000 units and timing limitations as prescribed by prospectus
1
2
3
®

IMLP:
The S&P MLP Index
The performance of the Index is subject to certain risks. See page 12 for more information.
1. Source: Bloomberg, for the period 9/6/2007 – 3/28/2013.
2. Outperformance relative to the S&P500 ® (annualized returns 1.1% over the same period). Source: ibid.

The S&P MLP Index (the “Index”) is a benchmark index tracking leading US Master
Limited Partnerships
Key features:
•
Typically low correlation to equity and bond markets over the long term
•
Typically low correlation to underlying commodity, because supported by fee-
based businesses
1. Historical
Returns
2. Income
3. Diversification
•
Historical average dividend yield per annum is 6.94% and potentially more attractive on a tax-adjusted basis
•
Revenues generally consistent throughout business cycles, because dependent on long-term contracts
1
•
Historical annualized price returns: 7.4% per annum since index launch date
•
Outperforming other equity benchmarks
1
2

“Standard & Poor’s ® ”, “S&P 500 ® ”, “S&P ® ”, “S&P 500 ® Total Return”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™”, “S&P 500 ® Dynamic VIX
Futures™”, “S&P 500 ® Dynamic VEQTOR™” and the “S&P MLP Index” are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones ® is a
registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE ® ” and “VIX ® ” are trademarks of the Chicago Board Options Exchange, Incorporated
(“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) or by
CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the indices to track market performance.
© 2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE
Selected Risk Considerations
An investment in the ETNs described herein (the “ETNs”) involves risks.  Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.
You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date.  Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased.  Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components.  The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.
Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party.  Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption.  In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.
Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.
A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the
ETNs may be limited, as we are not required to maintain any listing of the ETNs.
No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.
Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.  You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.
Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain.  You should consult your own tax advisor about your own tax situation.
Barclays Bank PLC has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, pricing supplement and other documents Barclays Bank
PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. or any agent or dealer participating in this offering to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may also be obtained from Barclays Capital Inc., 745 Seventh Avenue – Attn: US InvSol Support, New York, NY 10019.
The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.